Exhibit 99.1

Contact:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes announces Chief Financial Officer’s retirement and successor

SCOTTSDALE, AZ--(Marketwire - January 7, 2016) - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced that Larry W. Seay, executive vice president and chief financial officer, will retire on March 31, 2016, concluding a 30-year career in homebuilding. Mr. Seay will be succeeded by Hilla Sferruzza, Meritage’s current senior vice president and chief accounting officer, effective April 1, 2016.
Seay joined Meritage Homes as chief financial officer in April 1996 and has served continuously in that role for the last twenty years. In his first year with Meritage, he led its transition to becoming a publicly-traded company and was appointed executive vice president in October 2005.
Steven J. Hilton, chairman and CEO of Meritage Homes, stated, "Larry has been an exceptional contributor to the Meritage senior leadership team and was instrumental in our growth and success over the last 20 years. Speaking on behalf of our employees, board members and many partners who have known him during that time, I can say that it has been our privilege to work alongside Larry through his long and successful professional career. He will always be held in the highest regard.”
Sferruzza joined Meritage in 2006 to be corporate controller in charge of the company’s accounting and financial reporting functions. She was named chief accounting officer in 2010 and senior vice president in 2013. She is a graduate of the University of Arizona, earned her MBA from Washington State University and is a CPA.
“Hilla has developed under Larry’s mentorship and earned the respect of our executive team. I have every confidence that she will continue Larry's disciplined and conservative stewardship of our balance sheet, financial controls and information systems, while providing the leadership needed in her new role. I expect it to be a seamless transition,” said Hilton.
“My career with Meritage has been very rewarding and I am extremely grateful to Larry for his guidance and support, and to Steve for his confidence in my abilities,” Sferruzza commented. “Meritage is an exceptional company with talented people and a bright future. I am excited about the opportunity to continue to work with the management team and our external partners to realize those opportunities.”
"It has been an honor to work with Meritage over the last 20 years and to be part of the team that grew Meritage Homes to become the seventh largest publicly traded builder in the United States,” said Seay. “In particular, it has been my privilege to have been able to work with such a strong leader and visionary CEO as Steve Hilton. I am confident that Meritage will continue to grow and prosper with Hilla leading the finance and accounting team as

CFO, while I move on to another phase of my life which will allow me to spend more time with my family and experience new adventures.”

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 90,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding.